UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2011
Date of Report (Date of earliest event reported)

SONO RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51583 (Commission File Number)	98-0441019 (IRS Employer Identification No.)

2533 N. Carson Street, Suite 125 Carson City, Nevada (Address of principal executive offices)	89706 (Zip Code)

(775) 348-9330
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 31, 2011, the Company appointed Luc Antoine as a director of the Company.

As a result, the Company's current directors and Executive Officers are as follows:
Name	Position
Peter Wilson	President, Chief Executive Officer and a director
William D. Thomas	Chief Financial Officer and a director
Paul Robert Lindsay	Director
Angelo Viard	Director
Luc Antoine	Director

Dr. Luc Antoine is a professional geologist and geophysicist who has worked on the African continent in such countries as Algeria, Libya, Tanzania, Sudan, Mozambique, South Africa, Angola, Congo, Gabon, Mauritania, Senegal, Morocco and Botswana for over 20 years. His expertise is focused on exploration, data security and quality control, data acquisition, and on data interpretation.

Dr. Antoine is co-founder and technical director of GeX Surveys, a company specializing in airborne geophysical data acquisition contracting services since 2006. He is also co-founder and technical director of Geoscientific Exploration Services, a company offering geological, geotechnical, remote sensing and geophysical consulting and contracting services since 1999.

During his career, Dr. Antoine has been extensively involved in developing exploration programmes for leading mining and mineral companies including Anglo American Gold Corporation (1986 to 1987) and Anglo American Gold's base metals operations (1980 to 1986), as well as Falconbridge Exploration (1973 and 1978 to 1979). He also taught exploration methodology at the University of the Witwatersrand from 1987 to 2002.

A resident of South Africa, Dr. Antoine is an Associate Member of South African Geophysical Association (President 1993), a member of the Geological Society of South Africa, the European Association of Geoscientists and Engineers, and the Society of Exploration Geophysicists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONO RESOURCES, INC.
Date: June 6, 2011	/s/ William D. Thomas ____ Name: William D. Thomas Title: Chief Financial Officer

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